EXHIBIT A

Joint Filing AGREEMENT

In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with each other on behalf of each of them of such a statement on Schedule 13D with respect to the Class A ordinary shares of Manchester United plc beneficially owned by each of them. This Joint Filing Agreement shall be included as an Exhibit to such Schedule 13D.

IN WITNESS WHEREOF, the undersigned hereby execute this Joint Filing Agreement as of the 21st day of February, 2024.

TRAWLERS LIMITED

By:	/s/ Tristan Head
Name: Tristan Head
Title: Officer

JAMES A. RATCLIFFE

By:	/s/ Jonathan Ginns**

** The Power of Attorney, executed by James A. Ratcliffe authorizing the signatory to sign and file the Schedule 13D on James A. Ratcliffe’s behalf, filed as Exhibit B to the Schedule 13D.